Exhibit 5.1

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

October 12, 2012

Board of Directors

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Ladies and Gentlemen:

I and other members of my staff have acted as counsel to M&T Bank Corporation, a New York corporation (the “Corporation”) in connection with the preparation and filing of the Registration Statement on Form S-4 of the Corporation (as amended, the “Registration Statement,”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the registration of shares of the Corporation’s common stock, par value $0.50 per share (the “Common Stock”) that may be issued in connection with the merger of Hudson City Bancorp, Inc., a Delaware corporation (“Hudson City”) with and into Wilmington Trust Corporation, a Delaware corporation and a wholly owned subsidiary of the Corporation (“Merger Sub”), as described in the Registration Statement (the “Merger”).

I have participated in the preparation of the Registration Statement and have reviewed the Agreement and Plan of Merger, dated as of August 27, 2012, by and among the Corporation, Hudson City and Merger Sub (the “Merger Agreement”). In rendering this opinion, I or other members of my staff have also examined such corporate records and other documents, and such matters of law as I or they deem necessary or appropriate. In rendering this opinion, I have, with your consent, relied upon oral and written representations of officers of the Corporation and certificates of officers of the Corporation and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion I have, with your consent, assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate. I have further assumed the due authorization and issuance of the outstanding shares of common stock, par value $0.01 per share, of Hudson City in accordance with applicable law.

Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Common Stock in connection with the Merger and, when the Registration Statement has been declared effective under the Act by order of the Securities and Exchange Commission and the Common Stock has been duly issued in accordance with the Merger Agreement, the Common Stock will be validly issued, fully paid and nonassessable.

The foregoing opinion is rendered in my capacity as Senior Vice President and General Counsel of the Corporation and is limited to the federal laws of the United States and the laws of the State of New York. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to my name and this opinion under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Drew J. Pfirrman

Drew J. Pfirrman

Senior Vice President and General Counsel